Exhibit 10.1 Form of Change of Control Agreement

SEVERANCE COMPENSATION AGREEMENT

This Severance Compensation Agreement (this “Agreement”) is made and entered into as of ________, 2016 (the “Effective Date”) by and between ________________ (the “Executive”) and Synergy Resources Corporation, a Colorado corporation (the “Company”).

RECITALS

WHEREAS, Executive is an officer of the Company.

WHEREAS, the Company believes that appropriate steps should be taken to assure the Company and its affiliates of Executive’s continued employment and attention and dedication to duty, and to ensure the availability of Executive’s continued service, notwithstanding the possibility, threat or occurrence of a change in control.

WHEREAS, it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its executives whose employment terminates without cause (either before or after a change in control) and to establish up front the terms and conditions of an executive’s separation from employment in such event.

WHEREAS, in order to fulfill the above purposes, the Company and Executive wish to enter into this Agreement, which provides for the payment of severance benefits to Executive under certain circumstances in exchange for the Executive’s release of claims against the Company and agreement to abide by certain restrictive covenants.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

1.    Definitions; Construction.

1.1    Definitions. As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)      Annual Bonus Amount.  The Annual Bonus Amount shall be the average of the actual regular annual cash bonuses paid or payable to Executive with respect to the two calendar years of the Company immediately preceding the calendar year in which the Date of Termination occurs (or such lesser number of calendar years as Executive may have been employed by the Company preceding the calendar year in which the Date of Termination occurs); provided, however, that in the event the Executive was not employed with the Company prior to the calendar year in which the Date of Termination occurs, the Annual Bonus Amount shall equal the target bonus amount established for Executive for the calendar year in which the Date of Termination occurs (the target bonus amount described above being the “Assumed Bonus Amount”).

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(b)    Base Salary. The Executive’s highest annual base salary in effect during the two-year period immediately preceding the Date of Termination.

(c)     Board.  The Board of Directors of the Company.

(d)     Cause.  Any of the following:

(i)           conviction of, or plea of guilty or nolo contendere to, a felony; or

(ii)           theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Company; or

(iii)           material violation of this Agreement or any similar agreement with the Company, including violation of a non-competition or confidentiality agreement or provision; or

(iv)           willful failure to follow lawful instructions of the person or body to which Executive reports; or

(v)           gross negligence or willful misconduct in the performance of Executive’s assigned duties.

Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.

(e)     Change in Control.   For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any Executive benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (iii)(1), (2) and (3) below;

(ii) Individuals who, as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote

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of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the combined voting power of the then-outstanding voting securities of the entity resulting from such Business Combination, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (iii) above.

(f)     Code.  The Internal Revenue Code of 1986, as amended from time to time.

(g)     Date of Termination.  The date on which the Executive has a Separation from Service from the Company.

(h)     Disability.  A physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties associated with Executive’s position or title with the Company for at least 90 days in a 12-month period.

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(i)     Good Reason.  Without the express written consent of Executive, the occurrence of one of the following arising on or after the date of this Agreement, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):

(i)           a material reduction or change in Executive’s title or job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements,

(ii)           a material reduction in the Executive’s Base Salary or bonus opportunity unless a proportionate reduction is made to the Base Salary or bonus opportunity of all members of the Company’s senior management in accordance with a bona-fide downturn in the Company’s business;

(iii)           a change of more than 50 miles in the geographic location at which the Executive primarily performs services for the Company; or

(iv)           any material breach of this Agreement by Company.

In the case of Executive’s allegation of Good Reason, (1) Executive shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (2) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.

(j)    Separation from Service.  A “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

1.2    Construction. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

2.    Entitlement to Benefits. The Executive shall be entitled to separation benefits as set forth in Section 3 below if the Executive incurs a Separation from Service from the Company that is (a) initiated by the Company for any reason other than Cause, death, or Disability, or (b) initiated by the Executive for Good Reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to Good Reason (a “Qualifying Termination”). If the Executive incurs a Separation from Service for any other reason, the Executive shall not be entitled to any payments or benefits hereunder.

3.    Separation Benefits. If the Executive incurs a Qualifying Termination, the benefits to which the Executive shall be entitled shall be determined as follows:

3.1    General. If the Qualifying Termination occurs outside of the Change in Control protection period described in Section 3.2 below, and the Executive executes the Release in accordance with Section 3.4 below, the Company shall:

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(a)     Pay to Executive a severance payment equal to one (1) multiplied by the sum of:

(i)    the Executive’s Base Salary, plus

(ii)    the Annual Bonus Amount.

Such amount shall be paid in a lump sum on the sixtieth (60th) day after the Date of Termination.

(b)     In addition, provided Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for twelve (12) months following the Date of Termination (or such shorter period as Executive is entitled to COBRA continuation coverage under the terms of the Company’s insurance policies or plans), the premiums for the coverage elected by Executive.

3.2    During Change in Control Protection Period. If the Qualifying Termination occurs on or within eighteen (18) months following a Change in Control, and the Executive executes the Release in accordance with Section 3.4 below, the Company shall:

(a)     Pay to Executive a severance payment equal to the sum of:

(i)    two (2) multiplied by the Executive’s Base Salary, plus

(ii)    two (2) multiplied by the Annual Bonus Amount.

Such amount shall be paid in a lump sum on the sixtieth (60th) day after the Date of Termination.

(b)     In addition, provided Executive timely elects continuation coverage under COBRA, the Company shall pay for eigtheen (18) months following the Date of Termination (or such shorter period as Executive is entitled to COBRA continuation coverage under the terms of the Company’s insurance policies or plans), the premiums for the coverage elected by Executive.

3.3    Additional Benefits. Nothing in this Agreement shall be deemed to relieve the Company of its obligations under applicable law to pay Executive all salary and other compensation accrued as of the Date of Termination, to reimburse Executive for any business expenses properly incurred by Executive and reimbursable under the Company’s expense reimbursement policies in effect from time to time, and to otherwise provide Executive with any benefits to which Executive may be due under the terms and conditions of any Executive benefit plans sponsored by the Company.

3.4    Release. As a condition precedent to the payment by the Company of the amounts set forth under the Section 3.1 or 3.2, as applicable, the Executive must execute a release in substantially the form attached hereto as Exhibit A (the “Release") within forty-five (45) days

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following the Date of Termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable).

4.    Equity Acceleration. All time-vested stock options, restricted stock, restricted stock units, and other time-vested equity incentive awards shall become vested in full immediately prior to a Change in Control. The foregoing shall not apply to equity incentive awards which are earned and/or vested based on the satisfaction of performance metrics or goals, which awards shall be governed solely by their respective grant documents.

5.    Section 280G.

5.1    Best Net After-Tax.  If it is determined that any payment or benefit provided to or for the benefit of the Executive (a “ Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “ Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to the Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “ 4999 Limit”).  The Company shall then compare (a) the Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) the Executive’s Net After-Tax Benefit without application of the 4999 Limit.   In the event (a) is greater than (b), the Executive shall receive Payments solely up to the 4999 Limit.  In the event (b) is greater than (a), then the Executive shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto.   “Net After-Tax Benefit” shall mean the sum of (i) all payments that the Executive receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.

5.2     Reduction of Payments.  In the event Payments must be reduced pursuant to Section 5.1, the Executive may select the order of reduction; provided, however, that none of the selected Payments may be “nonqualified deferred compensation” subject to Code Section 409A.  In the event the Executive fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Code Section 409A, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash Payments and in the order in which such payments would be made (with payments made furthest from the Change in Control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits set forth, above.

5.3     Performance of Calculations. The calculations in Section 5.1 above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm

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designated by the Company in its sole and absolute discretion, and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The costs of performing such calculations shall be borne exclusively by the Company.

6.    Confidential Material and Participant Obligations.

6.1    Confidential Material. The Executive shall not, directly or indirectly, either during the term of Executive’s employment by the Company or thereafter, disclose to anyone (except in the regular course of the Company’s business or as required by law), or use in any manner, any information acquired by the Executive during employment by the Company with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company’s operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Executive. Information subject to the provisions of this paragraph will include, without limitation, all information concerning oil and gas properties owned by the Company or which are under consideration by the Company, and all other confidential and proprietary information of the Company and its affiliates.
6.2.    Return of Confidential Material. All maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Executive or furnished to the Executive during the term of Executive’s employment by the Company will be the sole and exclusive property of the Company, and none of such material may be retained by the Executive upon termination of employment. The aforementioned materials include materials on the Executive’s personal computer. The Executive shall return to the Company or destroy all such materials on or prior to the Date of Termination. Notwithstanding the foregoing, the Executive will be under no obligation to return or destroy public information.

6.3    Non-Compete. The Executive shall not, either during the term of Executive’s employment by the Company or for a period of one (1) year thereafter, engage in any Competitive Business (as defined below) within any county or parish or adjacent to any county or parish in which the Company or an affiliate owns an interest (whether by ownership, leasehold or otherwise) in any oil or natural gas properties or other properties utilized by the Company in the operation of its business; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “ Competitive Business ” shall mean the acquisition, development or production of crude oil and/or natural gas, or any other business activities that are the same as or similar to the Company’s or an affiliate’s business operations as its business exists on the Date of Termination.

6.4    No Solicitation. The Executive shall not, directly or indirectly, either during the term of Executive’s employment by the Company or for a period of one (1) year thereafter, (i) solicit, directly or indirectly, the services of any person who was an Executive of the Company, its subsidiaries, divisions or affiliates, or otherwise induce such Executive to terminate or reduce such employment, or (ii) solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions or affiliates, in each case at any time during the last year of the term of

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Executive’s employment by the Company. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities or political subdivisions thereof.

6.5.    Remedies. The Executive acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, it is agreed that the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. The Executive acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Executive from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the Executive from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise. In addition, in the event of any breach or suspected breach of the provisions of this Section 6, the Company shall have the right to suspend immediately any payments or benefits that may otherwise be due Executive pursuant to this Agreement.

7.    Successor to Company. This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

8.    Miscellaneous.

8.1     Full Settlement.  Except as otherwise specifically provided herein, the Company’s obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

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8.2     Employment Status.  This Agreement does not constitute a contract of employment or impose on the Executive or the Company any obligation for the Executive to remain an Executive or change the status of the Executive’s employment or the policies of the Company regarding termination of employment.

8.3     Unfunded Agreement Status.  All payments pursuant to the Agreement shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  The Executive shall not have under any circumstances any interest in any particular property or assets of the Company as a result of this Agreement.  Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under this Agreement.

8.4     Section 409A.

(a)    General. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 8.4 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.

(b)     Exceptions to Apply. The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Agreement so that, to the maximum extent possible such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A.  All payments and benefits provided under this Agreement shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

(c)     Taxable Reimbursements. To the extent that any payments or reimbursements provided to the Executive are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting

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compensation that are eligible for payment or reimbursement in any subsequent year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(d)    Specified Executive. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to Executive during the 6-month period following his or her Separation from Service to the extent that the Company determines that the Executive is a “specified Executive” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Executive’s death), the Company shall pay to the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such 6-month period.

8.5     Validity and Severability.  The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.6     Governing Law.  The validity, interpretation, construction and performance of the Agreement shall in all respects be governed by the laws of Colorado, without reference to principles of conflicts of law.

8.7     Withholding.  All payments to the Executive in accordance with the provisions of this Agreement shall be subject to applicable withholding of local, state, federal and foreign taxes, as determined in the sole discretion of the Company.

8.8    Clawback. Executive agrees to be bound by the provisions of any recoupment or “clawback” policy that the Company may adopt from time to time that by its terms is applicable to Executive, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common stock is then traded, including the “clawback” required by Section 954 of the Dodd-Frank Act.

8.9    Survival of Provisions. Notwithstanding anything herein to the contrary, the provisions of Sections 5, 6, 7 and 8 of this Agreement shall survive the expiration of this Agreement and the termination of the employment Term for any reason.

8.10    Counterparts. This Agreement may be executed in counterparts.

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IN WITNESS WHEREOF, the parties hereto have executed this Severance Compensation Agreement as of the date first above written.
SYNERGY RESOURCES CORPORATION

By:___________________________________
Name:
Title:
[Executive]

_____________________________________________

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EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release (this “Release”) is entered into as of this ____ day of ____________, 20__, by and between Synergy Resources Corporation, a Colorado corporation (the “Company”) and _________________________ (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Executive is a party to that certain Severance Compensation Agreement, dated __________________, 2016 (the “Agreement”), governing the terms and conditions applicable to the Executive’s termination of employment under certain circumstances;

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide the Executive certain benefits and payments under the terms and conditions specified therein, provided that the Executive has executed and not revoked a general release of claims in favor of the Company;

WHEREAS, the Executive’s employment with the Company is being terminated effective __________ __, 20__; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to the Executive’s employment with and termination from the Company and all other relationships between the Executive and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these recitals above and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Executive. The Executive’s employment with the Company shall terminate on __________ __, 20__ (the “Termination Date”).

2.
Severance Benefits. Pursuant to the terms of the Agreement, and in consideration of the Executive’s release of claims and the other covenants and agreements contained herein and therein, and provided that the Executive has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 3.[1][2] of the Agreement (the “Benefits”) in the time and manner provided therein; provided, however, that the Company’s obligations will be excused if the Executive breaches any of the provisions of the Agreement, including, without limitation, Section 6 thereof. The Executive acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the Company otherwise would not be obligated to provide, nor would the Executive otherwise be entitled to receive.

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3.
Effective Date. Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Executive (the “Effective Date”).

4.	Effect of Revocation. The Executive acknowledges and agrees that if the Executive revokes this Release pursuant to Section 6 hereof, the Executive will have no right to receive the Benefits.

5.
General Release. In consideration of the Company’s obligations, the Executive hereby releases, acquits and forever discharges the Company and each of its subsidiaries and affiliates and each of their respective officers, Executives, directors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Executive Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of any state, and any other federal, state or local statutes or ordinances of the United States, it being the Executive’s intention and the intention of the Company to make this release as broad and as general as the law permits. The Executive understands that this Release does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of the Agreement with respect to payments the Executive may be owed pursuant to the terms thereof.

6.
Review and Revocation Period. The Executive acknowledges that the Company has advised the Executive that the Executive may consult with an attorney of the Executive’s own choosing (and at the Executive’s expense) prior to signing this Release and that the Executive has been given at least forty-five (45) days during which to consider the provisions of this Release, although the Executive may sign and return it sooner. The Executive further acknowledges that the Executive has been advised by the Company that after executing this Release, the Executive will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. The Executive acknowledges and agrees that if the Executive wishes to revoke this Release, the Executive must do so in writing, and that such revocation must be signed by the Executive and received by the Chairman of the Board of the Company (the “Board”) (or the Chair of the Compensation Committee) no later than 5:00 p.m. Mountain Time on the seventh (7th) day after the Executive has executed this Release. The Executive further acknowledges and agrees that, in the event that the Executive revokes this Release, the Executive will have no right to receive any benefits hereunder, including the Benefits. The Executive represents that the Executive has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.	Restrictive Covenants. The Executive reaffirms Executive’s commitments in Section 6 of the Agreement.

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8.
Cooperation in Litigation. At the Company’s reasonable request, the Executive shall use good faith efforts to cooperate with the Company, its affiliates, and each of its and their respective attorneys or other legal representatives (“Attorneys ”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its affiliates and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, the Executive’s cooperation is essential to the Company’s case. The Executive’s duty of cooperation will include, but not be limited to: (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Executive’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to the Executive that does not conflict with the needs or requirements of the Executive’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Executive’s knowledge of matters at issue; and (c) signing at the Company’s, its affiliates’ and/or their Attorneys’ request, declarations or affidavits that truthfully state matters of which the Executive has knowledge. The Company shall reimburse the Executive for the reasonable expenses incurred by him in the course of his cooperation hereunder. The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.
Non-Admission of Liability. Nothing in this Release will be construed as an admission of liability by the Executive or the Released Parties; rather, the Executive and the Released Parties are resolving all matters arising out of the employer-Executive relationship between the Executive and the Company and all other relationships between the Executive and the Released Parties.

10.
Nondisparagement. The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, Executives, shareholders or agents. The Company agrees that the members of the Board and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Executive or otherwise disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

11.
Binding Effect. This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.	Governing Law. This Release will be governed by and construed and enforced in accordance with the laws of Colorado applicable to agreements negotiated, entered into and wholly to

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be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

13.
Severability. Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.	Counterparts. This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.

15.
Entire Agreement; Modification. This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.
Acceptance. The Executive may confirm acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Chairman of the Board, no later than 5:00 p.m. Mountain Time forty five (45) days after the Executive’s Termination Date.

THE EXECUTIVE ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. THE EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE EXECUTIVE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

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Exhibit 10.1 Form of Change of Control Agreement

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Release as of the date first above written.
SYNERGY RESOURCES CORPORATION
By:___________________________________
Name:
Title:
[EXECUTIVE]
______________________________________